(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President and Chief Financial Officer
Telephone: 978.284.4446

MKS Instruments Reports Fourth Quarter and Year 2006 Results,

Announces Share Repurchase Authorization

Record Sales and Earnings in 2006

Wilmington, Mass., February 15, 2007 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today reported financial results for the fourth quarter and full year of 2006. In addition, the Board of Directors authorized a $300 million share repurchase program at its regularly scheduled meeting.

Fourth Quarter Financial Results

In the fourth quarter of 2006, net sales increased by 55 percent to $199.9 million from $129.2 million in the fourth quarter of 2005, and decreased by 3 percent compared to $205.5 million in the third quarter of 2006.

Net income increased by 119 percent to $26.5 million, or $0.47 per diluted share, from $12.1 million, or $0.22 per diluted share, in the fourth quarter of 2005, and decreased by 5 percent compared to $27.9 million, or $0.50 per diluted share, in the third quarter of 2006.

Non-GAAP net earnings excluding amortization of acquired intangible assets, special items, and stock-based compensation increased by 132 percent to $28.0 million, or $0.50 per diluted share, from $12.1 million, or $0.22 per diluted share, in the fourth quarter of 2005, and decreased by 11 percent compared to $31.4 million, or $0.56 per diluted share, in the third quarter of 2006.

Full Year Results

For the year 2006, net sales increased by 54 percent, net income increased by 173 percent, and non-GAAP net earnings increased by 181 percent year over year. Net sales increased to $782.8 million from $509.3 million in 2005. Net income increased to $94.2 million, or $1.68 per diluted share, from $34.6 million, or $0.63 per diluted share, in 2005. Non-GAAP net earnings increased to $110.8 million, or $1.98 per diluted share, from $39.5 million, or $0.72 per diluted share, in 2005.

Highlights and Outlook

Leo Berlinghieri, Chief Executive Officer and President, said, “MKS achieved record financial performance in 2006, including a record $78 million in cash generated from operations. We delivered on our growth objectives in the semiconductor market and other sectors that are less cyclical. We leveraged our broad technology portfolio, and expanded our presence in key process areas and markets with new products. By continuing to execute our growth strategies, I am confident that we can take advantage of the opportunities ahead of us.

“Our performance in the fourth quarter contributed to an outstanding year. After a record third quarter, fourth quarter sales decreased slightly to $200 million as we expected, although sales to semiconductor end users increased. Our outlook for the first quarter anticipates variations in our major customers’ order patterns in semiconductor and non-semiconductor markets. Considering expected fluctuations, we anticipate that first quarter 2007 sales could remain stable and range from $195 to $205 million. Net income could range from $0.37 to $0.43 per diluted share on approximately 57.2 million shares outstanding. Non-GAAP net earnings will include stock-based compensation beginning in 2007. Excluding amortization of acquired intangibles and other items, non-GAAP net earnings could range from $0.41 to $0.47 per diluted share.”

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions, special items and stock-based compensation, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Share Repurchase Program

MKS also announced that on February 12, 2007 the Board of Directors approved a share repurchase program of up to $300 million of the company’s outstanding stock over the next two years. The repurchases may be made from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased under the program will depend on a variety of factors, including price, corporate and regulatory requirements, capital availability, and other market conditions, and the program may be discontinued at any time.

Management will discuss fourth quarter and full year financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-218-0204 for domestic callers and 303-262-2130 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through February 22, 2007, dial 303-590-3000, pass code 11081576#.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for improving productivity in advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment and other markets. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2006	December 31, 2005	September 30, 2006
Net sales	$199,895	$129,174	$205,494
Cost of sales	112,638	77,545	114,875

Gross profit	87,257	51,629	90,619
Research and development	18,018	12,994	17,964
Selling, general and administrative	34,621	23,791	33,017
Amortization of acquired intangible assets	4,020	3,099	4,016
Income from litigation settlement	—	(3,000)	—
Restructuring	—	(91)	—

Income from operations	30,598	14,836	35,622
Interest income, net	2,797	2,202	2,239

Income before income taxes	33,395	17,038	37,861
Provision for income taxes	6,902	4,933	9,928

Net income	$26,493	$12,105	$27,933

Net income per share:
Basic	$0.47	$0.22	$0.50
Diluted	$0.47	$0.22	$0.50

Weighted average shares outstanding:
Basic	55,914	54,269	55,668
Diluted	56,561	54,945	56,105
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$26,493	$12,105	$27,933

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	4,020	3,099	4,016
Stock-compensation charges	3,286	—	3,877
Income from litigation settlement	—	(3,000)	—
Restructuring	—	(91)	—
Benefit for income taxes (Note 1)	(3,129)	—	(1,565)
Tax effect of adjustments	(2,635)	(3)	(2,869)

Non-GAAP net earnings (Note 2)	$28,035	$12,110	$31,392

Non-GAAP net earnings per share (Note 2)	$0.50	$0.22	$0.56

Weighted average shares outstanding — diluted	56,561	54,945	56,105

NOTE 1: The three month period ended December 31, 2006 includes a net tax benefit of $3,129 attributable to the impact on prior quarters of the retroactive extension of the R&D tax credit from January 1, 2006 through December 31, 2006 and to a reduction of the valuation allowance on the state tax credits. The three month period ended September 30, 2006 includes a net tax benefit of $1,565 primarily attributable to certain discrete tax matters related to our international operations.

NOTE 2: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges, stock-compensation charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2006	2005
Net sales	$782,801	$509,294
Cost of sales	444,679	308,860

Gross profit	338,122	200,434
Research and development	69,702	55,916
Selling, general and administrative	127,703	93,021
Amortization of acquired intangible assets	17,376	13,864
Purchase of in-process technology	800	—
Income from litigation settlement	—	(3,000)
Restructuring charges	—	85

Income from operations	122,541	40,548
Interest income, net	8,400	6,459

Income before income taxes	130,941	47,007
Provision for income taxes	36,706	12,442

Net income	$94,235	$34,565

Net income per share:
Basic	$1.70	$0.64
Diluted	$1.68	$0.63

Weighted average shares outstanding:
Basic	55,395	54,067
Diluted	55,961	54,633
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$94,235	$34,565

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	17,376	13,864
Stock-compensation charges	13,143	—
Purchase of in-process technology	800	—
Income from litigation settlement	—	(3,000)
Restructuring charges	—	85
Benefit for income taxes (Note 1)	(3,730)	(1,901)
Tax effect of adjustments	(11,030)	(4,118)

Non-GAAP net earnings (Note 2)	$110,794	$39,495

Non-GAAP net earnings per share (Note 2)	$1.98	$0.72

Weighted average shares outstanding	55,961	54,633

NOTE 1: The twelve month period ended December 31, 2006 includes a net tax benefit of $3,730 primarily attributable to certain discrete tax matters related to our international operations and to a reduction of the valuation allowance on state tax credits. The twelve month period ended December 31, 2005 includes a tax benefit of $1,901 in connection with closing an IRS audit.

NOTE 2: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges, stock-compensation charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2006	December 31, 2005
ASSETS
Cash and short-term investments	$289,957	$292,619
Trade accounts receivable	123,658	82,610
Inventories	149,820	98,242
Other current assets	28,003	25,676

Total current assets	591,438	499,147
Property, plant and equipment, net	79,463	78,726
Long-term investments	2,816	857
Goodwill	323,973	255,243
Other acquired intangible assets	43,104	27,422
Other assets	2,926	2,345

Total assets	$1,043,720	$863,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$23,021	$18,886
Accounts payable	38,541	27,955
Accrued expenses and other liabilities	68,335	42,246

Total current liabilities	129,897	89,087
Long-term debt	6,113	6,152
Other long-term liabilities	6,491	5,658

Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	680,164	639,152
Retained earnings	210,877	116,642
Other stockholders’ equity	10,065	6,936

Total stockholders’ equity	901,219	762,843

Total liabilities and stockholders’ equity	$1,043,720	$863,740